Exhibit (m)(1)(b)

                                  SCHEDULE A-1

                            EATON VANCE GROWTH TRUST
                              CLASS A SERVICE PLAN
                          Effective: December 10, 2001

                         Name of Fund Adopting this Plan

                        Eaton Vance Large-Cap Growth Fund
                           Eaton Vance Small-Cap Fund